UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 12, 2006

Date of report (date of earliest event reported)

SAFLINK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20270	95-4346070
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12413 Willows Road NE, Suite 300

Kirkland, Washington 98034

(Address of principal executive offices)(Zip code)

(425) 278-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 15, 2006, Saflink Corporation and Litronic, Inc., our wholly-owned subsidiary, entered into an asset purchase agreement to sell certain assets related to our Litronic business to RDSK, Inc. which we determined were not core to our business. In exchange for the assets, RDSK agreed to assume certain liabilities related to the assets and KRDS, Inc. agreed to terminate and cancel the lease agreement for Litronic’s facility in Irvine, California. Each of RDSK and KRDS is an entity that is majority-owned by three former employees of Litronic, one of whom is Kris Shah, a former member of our board of directors and the former president of Litronic. The agreement contains customary representations, warranties, covenants and indemnities.

In October 2006, we implemented several restructuring moves designed to reduce operating expenses, improve operational focus, and greater leverage our core technology assets. At that time we determined that we would not devote significant additional resources to the Litronic business.

The assets we sold to RDSK include the tangible assets and inventory located at the Irvine facility, as well as the material contracts and intellectual property used in the Litronic business. RDSK also assumed certain liabilities related to the Litronic business, including liabilities under the assumed contracts and warranty obligations. In addition, KRDS agreed to terminate the lease for the Irvine facility, and to release us from any liabilities or obligations under the lease. As a result of the termination of the lease, we expect to reduce operating expenses by approximately $2.8 million over the 74 month period from January 2007 through February 2012, the original termination date of the Irvine lease.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the sale of our Litronic assets described in Item 1.01 above, on December 15, 2006, KRDS, Inc. agreed to cancel and terminate in its entirety the lease for the Irvine facility and to release us from any liabilities or obligations under the lease. We assumed the Irvine lease in connection with our acquisition of SSP-Litronic in 2004. The lease expired by its terms in February 2012 and covered 20,702 square feet of office space which served as the principal office for Litronic. The lessor under the lease is KRDS, an entity that is majority-owned by three former employees of Litronic, one of whom is Kris Shah, a former member of our board of directors and the former president of Litronic. The lease termination will result in a reduction in operating expenses for the fourth quarter ending December 31, 2006, of approximately $120,000.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On December 15, 2006, we and Litronic, our wholly-owned subsidiary, sold substantially all of the assets related to our Litronic business to RDSK, Inc. as described in Item 1.01 above.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 12, 2006, we received written notification from Nasdaq indicating that we have not regained compliance with the minimum bid price requirement as set forth in Marketplace Rule 4310(c)(4) and, as a result, Nasdaq has determined to delist our securities from the Nasdaq Capital Market.

On December 16, 2005, we received a Nasdaq staff deficiency letter indicating that we were not in compliance with the $1.00 per share minimum closing bid price requirement for continued listing on the Nasdaq Capital Market because the bid price of our common stock closed below $1.00 per share for 30 consecutive business days. Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), we were provided 180 calendar days, or until June 14, 2006, to regain compliance with the minimum bid price requirement. On June 15, 2006, we were provided an additional 180 calendar days, or until December 11, 2006, to regain compliance with the minimum bid price requirement.

Nasdaq has indicated that, unless we request an appeal of Nasdaq’s determination to delist our securities to a listing qualifications panel, trading of our common stock will be suspended at the opening of business on December 21, 2006. We intend to request an appeal of Nasdaq’s determination, which would postpone the effect of the delisting pending a hearing on the matter before the panel. As a result, we believe our common stock will continue to trade on the Nasdaq Capital Market pending the panel’s decision.

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In addition, on October 11, 2006, we received written notification from Nasdaq indicating that we were not in compliance with the Nasdaq audit committee requirements as set forth in Marketplace Rule 4350 because Steven M. Oyer , who was serving as the chairman of our audit committee, agreed to serve as our interim chief executive officer. On November 6, 2006, our board of directors appointed Lincoln D. Faurer to serve as chairman of the audit committee and appointed Asa Hutchinson to serve as a member of the audit committee. Mr. Oyer no longer serves on the audit committee.

Item 8.01	Other Events.

On December 15, 2006, our board of directors decided to postpone the special meeting of stockholders tentatively scheduled for December 29, 2006. We will file updated proxy materials with the Securities and Exchange Commission for the special meeting of stockholders if and when a new meeting date is set.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release of Saflink Corporation dated December 18, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Saflink Corporation

Dated: December 18, 2006	By:	/s/ Jeffrey T. Dick
	Name:	Jeffrey T. Dick
	Title:	Acting Chief Financial Officer

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